Exhibit 99.1

FOR IMMEDIATE RELEASE
Monday, November 18, 2013 4:00 P.M. CST

Sale of The Press-Enterprise Has Not Yet Closed

DALLAS - A. H. Belo Corporation (NYSE: AHC) announced today that the sale of substantially all of the assets comprising the newspaper operations of The Press-Enterprise to Freedom Communications Holdings, Inc. (Freedom) has not yet closed as of the time of this announcement.  A. H. Belo and the Press-Enterprise Company are pursuing multiple options to promptly consummate the disposition.  The options include (1) closing with Freedom pursuant to the terms of the Asset Purchase Agreement dated October 9, 2013, as amended on October 31, 2013 (APA), (2) pursuing legal action against Freedom to enforce the terms of the APA and (3) exploring an alternative transaction with other interested parties.
Jim Moroney, Chairman, President and Chief Executive Officer said “I want to sincerely thank all of the employees of The Press-Enterprise for their unwavering support and dedication during this process.  We know we can count on this outstanding team as we continue to work toward realizing the full value of The Press-Enterprise.”

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of Find&Save.  A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202